Public Company Management Corporation Posts Legacy Communications Corporation SB-2 Contract with 10Q Filing

LAS VEGAS, NV - May 19, 2005 - Legacy Communications Corporation has stepped up the process of becoming a publicly traded company, with the help of Public Company Management Corporation (OTC BB: PUBC). As a consulting company, PUBC will take Legacy Communications public via an SB-2 registration statement and to that effect, posted the contract between the two companies in their 10Q filing.

"We are thrilled to be working with Legacy Communications Corporation to enable it to begin trading stock on the OTCBB," said Stephen Brock, PUBC president. "Legacy Communications competes successfully in a highly competitive and constantly changing industry, and it has a solid business plan and the industry experience and knowledge to continue creating extremely profitable deals that will yield high returns for its investors."

Organized in September 1997, Legacy Communications Corporation is a holding company of media properties with its principal focus on radio station acquisition, development, operation and marketing. Legacy is a relatively small company compared to others in its industry, such as Beasley Broadcast Group (NASDAQ: BBGI), Citadel Broadcasting Corporation (NYSE: CDL) and Clear Channel Communications (NYSE: CCU).

Through its various subsidiaries, Legacy Communications Corporation buys, develops, operates and sells radio stations. Legacy has made a name for itself in its industry by purchasing broadcast properties that have significant upside potential when provided proper management, engineering, programming and marketing. Through best practices in marketing and operations, Legacy significantly improves the performance of its holdings and the company's return on investment, selling the renovated stations to other media companies at a profit.

Legacy currently owns 13 radio stations and/or construction permits for stations along Interstate 15 from Las Vegas, Nevada, to Pocatello in Southeastern Idaho, and in Pearl City (Honolulu), Hawaii. The company is currently in the process of buying and selling additional broadcast properties. Since its incorporation in 1997, Legacy Communications has continually participated in numerous profitable transactions within the media industry. The details of several of the company's recent dealings are below.

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Legacy purchased distressed FM Radio Station (104.9MHz), licensed to Tremonton, Utah, for $65,000 and seven years later sold the station for $1.75 million.

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Legacy purchased KGNT (FM) 103.9MHz, licensed to Smithfield, Utah, for $325,000 to operate in cooperation with FM 104.9MHz. Legacy later sold the station for $735,000.

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Legacy purchased AM 1450kHz, based in St. George, Utah, from a partner in bankruptcy and sold the station in combination with FM Radio 99.7MHz and multi-user tower site for $2.25 million.

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Legacy purchased an FM station 95.7MHz licensed to Delta, Utah, for $115,000 and sold the station for $1.25 million.

Through its SB-2 filing, Legacy's goal is to raise additional capital to aid in construction of radio stations; acquisition of additional radio stations; upgrading currently held stations; and recoup expenses involved in making a public offering. During its first round of funding, Legacy Communications is registering 500,000 shares of stock at a proposed maximum offering price of $1 per share before listing its stock on the OTC-BB.

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

Education -- Pubco White Papers

 (http://www.PubcoWhitePapers.com) hosts a comprehensive

 body of knowledge on private and public equity markets.

Registration and listing -- Go Public Today

 (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

 offerings and obtain a listing on the OTCBB.

Regulatory compliance -- Public Company Management

 Services (http://www.PCMS-Team.com) assists new and

 existing public companies in negotiating the new

 complexities of maintaining a public company and creating

 sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC)

Contact:
Public Company Management Corporation
Stephen Brock
President/CEO
Phone: (702) 222-9076
info@PublicCompanyManagement.com
www.PublicCompanyManagement.com

Source: Public Company Management Corporation